SUPPLEMENT Dated January 3, 2011
To the Prospectus Dated May 20, 2010

ING Select Multi-Index 5 & 7
Issued By ING Life Insurance and Annuity Company

This supplement updates the prospectus. Please read this supplement carefully and keep it with your copy of the prospectus for future reference. If you have any questions, please call our Customer Service
Center at 1-888-854-5950.

For Contracts issued in all states other than Minnesota and Montana please make the following changes:

1.	Replace the definition of Maturity Date on page 4 in its entirety with the following:

Maturity Date – The Contract Anniversary following the oldest Annuitant’s attainment of age 90 (or age 85 if the Contract was issued prior to January 3, 2011), on which the Proceeds are used to determine the amount paid under the Annuity Plan chosen. For Contracts issued in Florida, the Maturity Date may be any date following the first Contract Anniversary that is on or prior to the Contract Anniversary following the oldest Annuitant’s attainment of age 90 (or age 85 if the Contract was issued prior to January 3, 2011). See page 25.

2.	Replace the third paragraph under the subheading Annuitant and Contingent Annuitant on page 10 in its entirety with the following:

Neither the Annuitant nor the Contingent Annuitant can be changed while he or she is still living. Permitted changes to the Annuitant:

If the Owner is an individual, and the Annuitant dies before the Maturity Date, the Contingent
Annuitant, if any, will become the Annuitant, if two Owners do not exist.
Otherwise, the Owner will become the Annuitant if the Owner is a natural person.
If two individual Owners exist, the youngest Owner will become the Annuitant.
The Owner, or joint Owners, must name an individual as the Annuitant if the Owner is age 90 or older (or age 85 or older if the Contract was issued prior to January 3, 2011), as of the date of the
Annuitant’s death. We require the Owner to have an insurable interest in the Annuitant. See page
27.

3.	Replace the first two sentences under the subheading Change of Owner or Beneficiary on page
11 in their entirety with the following:

You may transfer ownership of a non-qualified Contract before the Maturity Date. The new Owner’s age may not be greater than age 80, or the age of the current owner, at the time.

4.	Replace the first sentence under the subheading Contract Purchase Requirements on page 11 in its entirety with the following:

We will issue a Contract so long as the Annuitant and the Owner (if a natural person) are age 80 or younger at the time of application.

5.	Replace the fourth sentence under the subheading Spousal Beneficiary Contract Continuation on page 24 in its entirety with the following:

Also, the surviving spouse may not continue the Contract if he or she is age 90 or older on the date of the
Owner’s death.

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6.	Replace the first two paragraphs under the subheading Annuity Payments on page 25 in their entirety with the following:

The Contract provides for Annuity Payments, so long as the Annuitant is then living, in one of the two following ways:

You can apply the Cash Surrender Value to an Annuity Plan on any date following the first Contract
Anniversary; or
¡ IMPORTANT NOTE: We will not waive any applicable Surrender Charges.
We will automatically apply the Proceeds (which equals the greater of the Minimum Guaranteed
Contract Value and the Accumulation Value) to an Annuity Plan on the Contract Anniversary following the oldest Annuitant’s 90th birthday (or the Contract Anniversary following the oldest Annuitant’s 85th birthday if the Contract was issued prior to January 3, 2011), which we refer to as the Maturity Date.
¡ IMPORTANT NOTE: For Contracts issued in Florida, you may change the Maturity Date to any date following the first Contract Anniversary that is on or prior to the Contract Anniversary following the oldest Annuitant’s 90th birthday (or the Contract Anniversary following the oldest Annuitant’s 85th birthday if the Contract was issued prior to January 3, 2011). No Surrender Charges will apply to the application of the Proceeds to an Annuity Plan on the Maturity Date.

The Annuity Payments cannot begin later than the Contract Anniversary on or next following the oldest
Annuitant’s 90th birthday (or the Contract Anniversary following the oldest Annuitant’s 85th birthday if the
Contract was issued prior to January 3, 2011), unless:

We agree to a later date; or
The Internal Revenue Service publishes a final regulation or a revenue ruling concluding that an annuity contract with a Maturity Date that is later than the Contract Anniversary following the oldest
Annuitant’s 90th birthday (or the Contract Anniversary following the oldest Annuitant’s 85th birthday if the Contract was issued prior to January 3, 2011) will be treated as an annuity for U.S. federal tax purposes.

For Contracts issued in Florida please replace the disclosure under the subheading Right to
Examine and Return This Contract on page 28 in its entirety with the following:

You may return the Contract within 21 days of your receipt of it for any reason or no reason at all, which we refer to as the Right to Examine Period. Your right to return the Contract may extend to 30 days from your receipt of it if the Contract was issued as a replacement contract. If so returned, we will promptly pay you any portion of the
Premium paid and not previously Surrendered as of the date the returned Contract is received by us. If you decide to return the Contract, you must deliver it:

To us at our Customer Service Center (the address is specified on page 1); or
To your agent/registered representative.

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